Exhibit 99.1

FOR:	MDC Partners Inc.
745 Fifth Avenue, Floor 19
New York, NY 10151

CONTACT:	Ashley Stewart
Director, Partner Communications, MDC Partners
646-412-6520
astewart@mdc-partners.com

MDC Partners Enters into Strategic Partnership with Instrument,

a Leading Independent Digital Agency

Partnership Expands MDC’s Digital Offering in Strategy, Creative and Technology

New York / Portland, Ore., April 2, 2018 (NASDAQ: MDCA) – MDC Partners announced today that it has acquired a majority partnership interest in Portland, Oregon-based digital agency Instrument. Founded in 2002, Instrument is one of the largest independent, digital brand and experience innovation companies in the U.S. The agency’s 175-person team of strategists, producers, designers, engineers and content creators helps drive businesses and engage consumers. This new partnership accelerates MDC’s growth and builds its portfolio of modern, innovative and digital-first agencies.

“As consumers spend more time immersed in digital experiences, marketers are increasingly looking for design-thinkers, builders and problem-solvers who can deliver innovative solutions and build brand equity,” said Scott Kauffman, Chairman and CEO, MDC Partners. “Instrument has an impressive track record for leading digital marketing and technology-driven business transformation for some of the world’s most innovative companies. Combine that with a founder-led culture, a deep pool of multi-disciplinary talent and a future-focused business model, and we couldn’t be more excited to partner with them to fuel their ambitions for the agency.”

The founder-led agency is run by Chief Executive Officer Justin Lewis, Chief Creative Officer JD Hooge and Chief Operating Officer Vince LaVecchia, and it builds digital brands, products and experiences for some of the world’s most recognized companies, including Google, Nike, Levi's, Airbnb, Sonos and Dropbox. With a distinct values-driven agency culture and unique team model, Instrument has been named “a top 50 company creatives would kill to work for” by Working Not Working three years in a row.

“MDC's unique approach to empowering innovative entrepreneurs gives us a competitive advantage by allowing us to run our business as we see fit, while fueling our bold ambitions," said Lewis.

“We’re on a mission to create more meaningful impact for purpose-driven organizations. With this partnership, we’re deepening our commitment to solve real, human problems, leveraging design and technology to be agents of change,” said Hooge.

Added LaVecchia, “In MDC, we also found a partner that respects our culture, and our entrepreneurial spirit of independence. This type of partnership is truly rare to find in this industry.”

About Instrument

Instrument is a digital brand and experience innovation company in Portland, Oregon. This dynamic group of 175 creative technologists uses the power of design and technology to be agents of change for their ambitious clients. Instrument exists to help organizations look ahead, bringing concepts to life and building systems that shape the future. With broad capabilities and a deep pool of talent in the areas of Strategy, Design, Development and Content Creation, Instrument builds modern experiences for brands with purpose. For more information visit instrument.com.

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world. Its 50+ advertising, public relations, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world’s most respected brands. As "The Place Where Great Talent Lives," MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients, and for leading in diversity and inclusion. By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,700 clients worldwide.

For more information about MDC Partners and its partner firms, visit www.mdc-partners.com and follow us on Twitter: http://www.twitter.com/mdcpartners.

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